April 16, 2010

VIA ELECTRONIC MAIL

Rotate Black, Inc.
c/o James Chatz, Esq.
200 South Biscayne Boulevard, Suite 3600
Miami, Florida 33131
ATTN: John Paulsen, CEO

Re: Agreement to Extend Deadline to Close Upon Purchase of *M/V Big Easy* Through and Until June 1, 2010

Dear John:

The purpose of this letter agreement (this "Letter") is to document the understanding between Mark T. Calvert, as Chapter 11 Trustee for the bankruptcy estate of the Cruise Holdings II, LLC (the "Chapter 11 Trustee") and Rotate Black, Inc. ("Buyer") regarding the terms by which the Chapter 11 Trustee has agreed, subject to Bankruptcy Court approval, to extend through and until June 1, 2010 the deadline for Buyer to close upon the purchase of the *M/V Big Easy* (the "Vessel") pursuant to the terms set forth in (a) that certain Asset Purchase Agreement (the "APA") annexed as Exhibit "A" to the *Chapter 11 Trustee's Emergency Motion for Entry of an Order Authorizing Private Sale of the M/V Big Easy, Free and Clear of Liens, Claims and Encumbrances and Shortening Notice of Sale Hearing Pursuant to Rule 2002(a)* (the "Sale Motion"), which was filed with the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court") on February 3, 2010, and (b) the *Order Granting Chapter 11 Trustee's Emergency Motion for Entry of an Order Authorizing Private Sale of the M/V Big Easy, Free and Clear of Liens, Claims and Encumbrances and Shortening Notice of Sale Hearing Pursuant to Rule 2002(a)*, which was entered by the Bankruptcy Court on February 8, 2010 (the "Sale Order"). All capitalized terms used but not defined herein shall have the meanings set forth in the Sale Motion.

On February 2, 2010, as set forth in the Sale Motion, Buyer delivered a deposit to counsel for the Chapter 11 Trustee in the amount of $250,000 consisting of (a) $125,000 cash (the "Initial Deposit"), and (b) a promissory note (the "Note") made by Buyer and guaranteed by John Paulsen individually (the "Guaranty") in favor of the Chapter 11

Trustee in the original principal amount of $125,000 with a maturity date of March 15, 2010 (the "Note Maturity Date"). The Initial Deposit and the Note obligation became non-refundable upon entry of the Sale Order by the Bankruptcy Court. By the terms of the Note, the Note Maturity Date was subject to up to a single 30 day extension to no later than April 14, 2010 in the event that Buyer elected to defer the original March 15, 2010 deadline for the Closing until April 14, 2010 by the payment of $50,000 to the Chapter 11 Trustee (the "Initial Extension Payment"). On or about March 14, 2010, Buyer remitted the Initial Extension Payment to the Chapter 11 Trustee thereby extending the Closing Deadline and the Note Maturity Date until April 14, 2010 (the "Existing Closing Deadline").

Based upon Buyer's representation to the Chapter 11 Trustee that additional time is required to obtain certain governmental and/or regulatory approvals in connection with the Buyer's intended use of the Vessel (without implying in any manner that such approvals are a condition of Buyer's obligations to close on the purchase of the Vessel) and in exchange for the additional consideration set forth herein, the Chapter 11 Trustee, subject to the approval of the Bankruptcy Court, has agreed to extend the Existing Closing Deadline through and until June 1, 2010 (the "Extended Closing Deadline").

In consideration for the extension of the Existing Closing Deadline to the Extended Closing Deadline and for the additional promises of the Chapter 11 Trustee set forth herein, Buyer shall (a) remit to the Chapter 11 Trustee by 5:00 p.m. EDT on April 14, 2010 via wire transfer Twenty Thousand Dollars ($20,000) in immediately available funds (the "First Additional Payment"), receipt of which is hereby acknowledged, which is solely an extension fee and shall not be applied to the purchase price of the Vessel at Closing; (b) remit to the Chapter 11 Trustee by 5:00 p.m. EDT on April 21, 2010 via wire transfer One Hundred Fifty-Five Thousand Dollars ($155,000) in immediately available funds (the "Second Additional Payment"); (c) remit to the Chapter 11 Trustee by 5:00 p.m. EDT on May 1, 2010 via wire transfer Fifty Thousand Dollars ($50,000) in immediately available funds (the "Third Additional Payment"); and (d) remit to the Chapter 11 Trustee by 5:00 p.m. EDT on May 14, 2010 via wire transfer Fifty Thousand Dollars ($50,000) in immediately available funds (the "Fourth Additional Payment"). The aggregate amount of the First Additional Payment, the Second Additional Payment, the Third Additional Payment and the Fourth Additional Payment (collectively, the "Additional Payments") is $275,000.

The Additional Payments shall be entirely non-refundable under any circumstances. The Second Additional Payment shall be comprised of (a) an additional non-refundable extension fee of Fifty-Five Thousand Dollars ($55,000) which shall not be applied to the purchase price of the Vessel at Closing; (b) Seventy-Five Thousand Dollars ($75,000) as an additional non-refundable deposit which will be applied towards the purchase of the Vessel at Closing (the "Second Deposit"), and (c) the sum of Twenty-Five Thousand Dollars ($25,000) which shall partially satisfy the Note and the Guaranty (the "First Note Retirement Payment") and be applied towards the purchase price of the Vessel at Closing. The Third Additional Payment in the amount of Fifty Thousand

Dollars ($50,000) shall partially satisfy the Note and the Guaranty (the "Second Note Retirement Payment") and be applied towards the purchase price of the Vessel at Closing. The Fourth Additional Payment in the amount of Fifty Thousand Dollars ($50,000) shall finally satisfy the Note and the Guaranty (the "Third Note Retirement Payment") and be applied towards the purchase price of the Vessel at Closing. Upon receipt of the First Note Retirement Payment, the Second Note Retirement Payment and the Third Note Retirement Payment, the Note and the Guaranty shall be marked as "satisfied" and returned to Buyer. For purposes of clarification, at Closing on June 1, 2010, Buyer shall be obligated to deliver the balance of the Purchase Price, or $2,675,000 in immediately available funds.

At Buyer's election, Buyer may close on the purchase of the Vessel on May 1, 2010. In such event, Buyer will receive credit towards the purchase price of the Vessel for $260,000 of deposits remitted in connection with the Initial Deposit and the Second Additional Payment, and shall be required to deliver the sum of $2,740,000 in immediately available funds at a closing on or before May 1, 2010.

Except as expressly modified by this Letter, all terms of the APA and the Sale Order shall remain in full force and effect and are binding upon Buyer and the Chapter 11 Trustee. In the event that (i) Buyer fails to timely fund the Second Additional Payment, the Third Additional Payment and the Fourth Additional Payment as required hereunder, or (ii) the Bankruptcy Court fails to approve this Letter, this Letter shall be null and void except that the Chapter 11 Trustee shall be under no obligation to return the First Additional Payment to Buyer and the parties shall remain bound by the Sale Order and the APA and the Note and Guaranty shall remain effective and enforceable. The Chapter 11 Trustee agrees to seek approval by the Bankruptcy Court of this Letter upon receipt of the Second Additional Payment and Buyer agrees to support such approval in any manner reasonably requested by the Chapter 11 Trustee or his counsel.

The Chapter 11 Trustee and Buyer further agree that (i) the Bankruptcy Court shall have exclusive jurisdiction to determine any disputes arising from this Letter; (ii) this Letter may not be amended, altered or modified except by a writing executed by each of the Chapter 11 Trustee and Buyer; (iii) this Letter is binding upon Buyer, the Chapter 11 Trustee and Cruise Holdings II, LLC and will inure to the benefit of each and to the respective successors and permitted assigns of each; (iv) this Letter represents the entire understanding of the Chapter 11 Trustee and Buyer with respect to the subject matter of this Letter and supersedes all prior agreements, arrangements and understandings with respect to the subject matter of this Letter; and (v) notwithstanding anything to the contrary contained herein, this Letter is subject to the approval of the Bankruptcy Court.

If the foregoing meets with your approval and accurately reflects our mutual understanding and intent as of this date, kindly so signify by signing and dating this Letter and returning it to me. Of course, if you have any questions or wish to discuss this matter further, I am available at your convenience.

Sincerely,

Mindy A. Mora
on behalf of Mark T. Calvert,
Chapter 11 Trustee

AGREED TO AND ACCEPTED:

Rotate Black, Inc.

By: ____________________
Print Name: John Paulsen
Title: CEO
Date: 4/16, 2010

Guarantor:

____
John Paulsen, individually